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                                                            EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of, August 8, 1997, to become effective as of the Effective Date (as herein defined) by and between TROPICAL SPORTSWEAR INT'L CORPORATION, a Florida corporation (the "Company"), and RICHARD J. DOMINO (the "Employee").



                                   RECITALS:

        In entering into this Agreement, the Company desires to provide the Employee with substantial incentives to serve the Company without distraction or concern over minimum compensation, benefits or tenure, to develop and implement the Company's business plan and to manage the Company's future growth and development and to maximize the returns to the Company's stockholders.

        NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree with each other as follows:

1.      EMPLOYMENT

        A. On the terms and subject to the conditions hereinafter set forth, and beginning as of the Effective Date, the Company will employ the Employee as President of Company and the Employee will serve in the Company's employ in that position. The Employee shall perform such duties, and have such powers, authority, functions, duties and responsibilities for the Company and corporations Affiliated with the Company as are commensurate and consistent with the employment as President of the Company. The Employee also shall have such additional powers, authority, functions, duties and responsibilities as may be assigned to him by the Chief Executive Officer.

        B. The Employee shall not, at any time during the Term of Employment, engage in any other activities unless these activities do not interfere materially with the Employee's duties and responsibilities for the Company at that time.

2.      EFFECTIVE DATE

        The Effective Date means the closing date of the sales of shares of the Common Stock to the underwriters in the Company's initial public offering.
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3. TERM OF EMPLOYMENT

        The Initial Term of the Employee's Employment shall be for a period of three (3) years commencing on the Effective Date. The Renewal Term shall commence two (2) years from the Effective Date and renew each day thereafter for an additional day without further action from the Company or the Employee, it being the intention of the parties that from the Effective Date there shall be a three (3) year duration and from the second (2nd) anniversary of the Effective Date there shall be a continuously remaining term of one (1) year duration of the Employee's Employment. In the event that Employee's Employment hereunder shall not have otherwise been terminated, such Employment shall terminate at the end of the Company's fiscal year in which the Employee reaches age sixty-five (65).

4. COMPENSATION

        A. BASE SALARY. A Base Salary shall be payable to the Employee by the Company as a guaranteed minimum annual amount hereunder for each Compensation Year during the period from the Effective Date to the Termination Date. That Base Salary shall be payable in the intervals consistent with the Company's normal payroll schedules (but in no event less frequently than semi-monthly) and shall be payable initially at the annual rate of $225,000.00.


        On the first and each subsequent anniversary of the Company's fiscal year, the Base Salary shall be increased by the greater of the same percentage increase (if any) in the CPI for the twelve (12) month period immediately preceding such anniversary or such amount that the Board of Directors shall determine. The first such increase will be made on September 30, 1997. "CPI" means for any period the Consumer Price Index for All Urban Consumers-All Items Index for Tampa, Florida (or any substantially similar index published for the same area), as published by the United States Department of Labor, Bureau of Labor Statistics (or its successor) for that period.


        B. ANNUAL CASH BONUS. The Annual Cash Bonus shall be calculated as of the end of the Company's fiscal year. (The first such calculation will be made as of September 30, 1997, the first fiscal year end of the Company after the Effective Date.) The Annual Cash Bonus shall be paid to the Employee within one hundred and eighty (180) days of the beginning of each fiscal year. The Employee's target Annual Cash Bonus shall be fifty percent (50%) of Base
Salary. However, Employee may earn an actual Annual Cash Bonus of between fifty percent (50%) and two hundred percent (200%) of the target Annual
Cash Bonus. If the Company does not meet the threshold level of performance, the Annual Cash Bonus will be zero percent (0%) of Base Salary. At the minimum performance threshold, the Annual Cash Bonus will be fifty percent (50%) of the target Annual Cash Bonus. If the Company reaches or exceeds the maximum level of performance, Employee's

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Annual Cash Bonus will be two-hundred fifty percent (250%) of the target Annual
Cash Bonus (said 250%) times the aforesaid 40% resulting in a capping of the Annual Cash Bonus at 100% of Base Salary.

        For purposes of determining the Employee's Annual Cash Bonus, the Company's average Return on Total Capital Employed (ROCE), as determined over a four year period, will be calculated and then compared against an average target ROCE as calculated for a select group of companies over the same period. The select group of companies shall be those listed on Exhibit B; provided, however that if the parties agree that one or more of the selected companies becomes unrepresentative or otherwise unsuitable or unavailable for comparison, the parties shall select a reasonable substitute. If the parties are unable to agree upon a reasonable substitute they shall agree on a third party such as a disinterested and nationally recognized accounting firm that shall make the recommendation which shall be binding. The average target ROCE for the select group of twenty (20) publicly traded apparel companies, excluding the Company, for which financial data are readily available will be calculated by determining the ROCE each year for each company in the select group and then determining the average ROCE for each company over the four year period. Next, the companies are ranked based upon the four year average ROCE for each company. The seventy-fifth percentile of the four year average ROCE of the select group is the average ROCE for a company on the list which, excluding the Company, results in five companies from the select group being above and fifteen companies for the select group being below the Company's average ROCE. That average ROCE (i.e. the seventy-fifth percentile) then becomes the target ROCE ("TROCE") for purposes of comparing the Company's average ROCE.

        A four year average ROCE for the Company is then calculated in the same fashion that the average ROCE is calculated for the select group of companies. If the four year average ROCE for the Company is equal to or greater than eighty-five percent (85%) of the TROCE, Employee's Annual Cash Bonus is fifty percent (50%) of the target Annual Cash Bonus. If the four year average ROCE for the Company is at least one-hundred and thirty percent (130%) of the TROCE, Employee's Annual Cash Bonus is two-hundred fifty percent (250%) of the target Annual Cash Bonus. If the four year average ROCE for the Company is between eighty-five percent (85%) of the TROCE and one-hundred and thirty percent (130%) of the TROCE, the Annual Cash Bonus will be determined by straight line interpolation (as more particularly described in the formula attached as Exhibit A and incorporated herein by reference). Exhibit A attached hereto and incorporated by reference is an example of the foregoing methodology, correctly applied. The seventy-fifth percentile of the average ROCE's is 16.58. This is the TROCE. The Company's average ROCE is 20.16% or 122% of the TROCE. Accordingly, the Employee's Annual Cash Bonus is 94.66% of Base Salary.
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ROCE is defined as net income plus tax adjusted interest expense divided by beginning shareholder equity plus average total debt. The average total debt will be calculated on an annual basis and will reflect all interest bearing liabilities, including off balance sheet items. Net income will be final net income as reported under GAAP and will not exclude any unusual or extraordinary items such as gains or losses recognized from the sale of assets, write downs, etc. The interest expense will include all interest paid by the Company and will be adjusted to reflect the Company's tax rate for the performance year.

        C. LIMITATIONS ON PAYMENTS. Notwithstanding any other provision of this Agreement, if any portion of any payment under this Agreement, or under any other agreement with or plan of the Company or its affiliates (in the aggregate "Total Payments"), would constitute an "excess parachute payment," then the Total Payments to be made to the Employee shall be reduced such that the value of the aggregate Total Payments that the Employee is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Employee may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or which the Company may pay without loss of deduction under Section 280G(a) of the Code. For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meaning assigned to them in Section 280G of the Code, and such "parachute payments" shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code. Within fifteen (15) days following the Date of Termination or notice by the Company to the Employee of its belief that there is a payment or benefit due the Employee which will result in an excess parachute payment as defined in Section 280G of the Code, the Employee and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company's independent auditors and acceptable to the Employee in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income, (ii) the amount and present value of Total Payments and (iii) the amount and present value of any excess parachute payments determined without regard to the limitations of this paragraph. As used in this Agreement, the term "Base Period Income" means an amount equal to the Employee's "annualized includible compensation for the base period" as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280(G)(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Employee. If such opinion determines that there would be an excess parachute payment, any payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Employee in writing delivered to the Company within five (5) days of his receipt of such opinion or, if the Employee fails to so notify the

Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be excess parachute payment. If such legal counsel so requests in connection with the opinion required by this paragraph, the Employee and the Company shall obtain at the Company's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation to be received by the Employee. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this paragraph shall be of no further force or effect.

5.      TERMINATION

        A. TERMINATION BY COMPANY WITH CAUSE. The Company may terminate Employee at any time with notice for "cause." "Cause" shall mean and be limited to

                (1) any willful and persistent material breach by the Employee of the performance of his duties pursuant to this Agreement which continues after written notice from the Company;

                (2) the Employee's conviction (which, through lapse of time or otherwise is not subject to appeal) of any crime or offense involving money or other property of the Company or others or which constitutes a felony in the jurisdiction involved;

                (3) any disclosure by the Employee to any person, firm or corporation other than the Company and its directors, officers, and employees of any material confidential information or trade secrets of the Company which is materially detrimental to the interests of the Company and made outside the scope of the Employee's duties to the Company;

                (4) engaging by the Employee, without prior consent of the Board of Directors of the Company, in any other business other than the business of the Company which interferes in any material respect with the performance of Employee's duties;

                (5)     fraud on the Company;

                (6) material misrepresentation by the Employee to any officer or director of the Company;

                (7)     theft of any property of the Company;

                (8)     chronic alcoholism;
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                (9)     or drug addiction.

"Cause" does not include substandard performance or nonperformance by the Employee. If the employment of the Employee is terminated by the Company for cause, the Employee will not be entitled to any severance or separation benefits and Employee's salary, bonus, benefits and business expense reimbursements shall cease as of the date of termination. All salary, bonuses on a prorata basis, benefits and business expense reimbursements that are due to the Employee hereunder and not paid up to the date of such termination shall be paid to the Employee within forty-five (45) days of such termination.

        B. TERMINATION BY THE COMPANY WITHOUT CAUSE. In the event the Employee is terminated without cause by the Company, the Employee shall be entitled to receive Annual Base Salary, at Employee's then present Annual Base Salary rate, through the first to occur of (1) the date the Employee obtains subsequent employment (whether self-employment or employment by a third party) and (2) the remaining term under this Agreement; provided, however, that if the Employee obtains employment (whether self-employment or employment by a third party) prior to the expiration of the remaining term under the Agreement, the Company shall pay to Employee the difference, if any, between (i) Employee's Annual Base Salary rate at the time of termination by the Company without cause, minus (ii) Employee's annual cash compensation rate from his new employment. All such payments under the provision shall be made on a bi-weekly basis. In no event shall the Company be obligated to make a lump-sum payment to Employee. The Employee shall also be entitled to the medical benefits he was receiving on the date of such termination for an additional twelve (12) months from the date of termination; provided; however, such medical benefits shall cease immediately upon the subsequent employment or self-employment of the Employee, whichever first occurs. No other benefits other than those specified herein will be available to the Employee if the Employee is terminated without cause by the Company.

        C. TERMINATION BY EMPLOYEE. In the event that the Employee's employment with the Company hereunder is terminated other than by the Company (e.g., death, disability or resignation) Employee shall not be entitled to any severance or other separation benefits and Employee's salary, bonus and other benefits shall cease as of termination.


        D.      NON-COMPETITION.

                (1) The Employee shall not divulge or communicate to any person (except in performing his duties under this agreement) or use for his own purpose Confidential Information which is not generally known to the public and shall use his best efforts to prevent the publication or disclosure by any other person of any such Confidential Information. Information shall be deemed not to be Confidential Information if it has become known to the public generally through no act or fault of the Employee. All documents and objects made, complied, received or held or used by Employee in connection with the business of the Company during the employment shall be and remain the Company's property.

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        (2)     In the event that Employee terminates his employment with
Company or in the event that the Company terminates the Employee for cause, the Employee agrees that, except as otherwise provided herein, during the Employment and for a period of one year after the termination of such employee. Employee will not directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any impermissible financial interest in any business that is engaged in the merchandising, manufacturing, distribution or marketing of men's casual pants, shorts and jeans (a "competing business"). For purpose of this Agreement, the Employee shall not be deemed to be engaged in a competing business if Employee is employed by a division or subsidiary or similar business unit of a company or other business entity that would otherwise be deemed a competing business so long as the division, subsidiary or similar business unit by which the Employee is employed is accounted for as a separate profit center and does not engage in a competing business, and Employee's ownership interest, if any is not an impermissible financial interest. For purposes of this Agreement, the Employee shall be deemed to be engaged in a competing business if Employee is an employee, officer, director, partner or consultant of such competing business or has an impermissible financial interest therein. For purposes of this Agreement, the Employee shall be deemed to have an impermissible financial interest in competing business if Employee is a partner or shareholder directly or indirectly, therein, except as provided hereinafter. Employee shall not be deemed to have an impermissible financial interest in any competing publicly traded or privately held business so long as Employee owns less than five percent (5%) of any class of securities of such publicy-traded or privately held company and is not an officer, director, partner, employee or consultant thereto, except as to holding an office or being an employee, as otherwise provided in the "employed by a division . . ." sentence above.


        (3) The Employee recognizes that during the Employment and for a period of two (2) years after the Date of Termination, Employee shall not employ any person who was employed by the Company or any of its controlled Affiliates on the Termination Date, or induce such Person to accept employment other than with the Company or its subsidiaries.

                (4) The Employee recognizes that a breach of his obligations under this paragraphs(1) through (3) above would cause irreparable harm to the Company and, provided that as a pre-condition the Company has previously tendered all sums that are due and payable to the Employee under the terms of this Agreement, the Company shall be entitled to preliminary and permanent injunctions enjoining violations as a non-exclusive remedy.

6.      OTHER EMPLOYEE RIGHTS

        A. PAID VACATION; HOLIDAYS. The Employee shall be entitled to not less than four (4) weeks of annual vacation and all legal holidays during which times his applicable compensation shall be paid in full.

        B. FRINGE BENEFITS. During the term of this agreement, the Employee is entitled to the same level of fringe benefits previously and currently provided to Employee by the Company including but not limited to a company car for business and personal use, health insurance, dental insurance, disability insurance, and life insurance.

        C. BUSINESS EXPENSES. The Employee is authorized to incur, and will be entitled to receive prompt reimbursement for, all reasonable expenses incurred by the Employee in performing his duties and carrying out his responsibilities hereunder, including air fare and hotels, business meals, entertainment and travel expenses, provided that the Employee complies with the applicable policies, practices and procedures of the Company relating to the submission of expense reports, receipts or similar documentation of those expenses. The Company shall either pay directly or promptly reimburse the Employee for such expenses not more than twenty (20) days after the submission to the Company by the Employee from time to time of an itemized accounting of such expenditures for which direct payment or reimbursement is sought.

7.      GENERAL PROVISION

        A. GOVERNING LAW. This Agreement shall be construed and regulated under and by the laws of the State of Florida. Personal jurisdiction for any proceeding brought pursuant to this Agreement shall be vested in the appropriate County or Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, or the Federal District Court of the Middle District of Florida, Hillsborough County Division. Venue for any legal action authorized hereunder shall be in Hillsborough County, Florida.
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        B.      SEVERABILITY. If any provision of this Agreement is deemed to be unenforceable in accordance with its term, but would be considered enforceable if the time period or geographic area of its effect is reduced, then such provision shall be so reduced with the excessive aspects of the offending provisions deemed severed and deleted from this Agreement with the Agreement enforceable in full in accordance with its terms as so modified.

        C. NOTICES. Whenever notice is required to be given hereunder, written notice mailed or delivered to the Company at 4902 West Waters Avenue, Tampa, Florida 33634 (if intended for the Company), or such other address as the Company shall furnish in writing, shall constitute sufficient notice to the Company; and written notice mailed or delivered to Employee at 12018 Brewster Drive, Tampa, FL 33626, or such other place as may be designated by Employee in writing, shall constitute sufficient notice to Employee. Where "the Company" or "Employee" consists of more than one party, notice to one shall constitute notice to all.

        D. WAIVER OF MODIFICATION. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this paragraph may not be waived except as herein set forth.

        E. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement, and supersedes any and all previous agreements, negotiations and promises between the parties, whether written or oral, with respect to such subject matter.

        F. AMENDMENT. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is sought to be enforced, and then such waiver or amendment shall be effective only in the specific instance and for the specific purpose for which it is given.

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        G.      ASSIGNMENTS.  Employee may not directly or indirectly transfer or assign any of its rights or obligations hereunder without prior written consent of the Company, which consent may be given or withheld in the Company's sole and exclusive discretion, and any such attempted assignment or transfer by Employee without the Company's consent shall be void. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of the Company and its successors and assigns and Employee and its successors, permitted assigns, heirs, devisees and legal representatives, as the case may be.

        H. SECTION HEADINGS. Section, subsection and similar headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year indicated above.


                                        TROPICAL SPORTSWEAR INT'L
                                        CORPORATION


                                        By:/s/ Michael Kagan
                                           -----------------------------------

                                        Its: Executive Vice President
                                            ----------------------------------

                                        EMPLOYEE

                                        /s/ Richard J. Domino
                                        ---------------------------------------
                                        Richard J. Domino
                                        Employee's Permanent Address:
                                        12018 Brewster Drive
                                        Tampa, FL 33626